Exhibit 10.36

FIFTH AMENDMENT TO
PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

THIS FIFTH AMENDMENT TO PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (“Amendment”) is entered into at San Diego, California as of April 25, 2003, between H. G. FENTON COMPANY, a California corporation which acquired title as H. G. Fenton Material Company (“Seller”), and BIOSITE INCORPORATED, a Delaware corporation (“Buyer”), with reference to the following

R E C I T A L S:

A.                                   Seller and Buyer are the parties to a Purchase Agreement and Escrow Instructions dated as of December 7, 2001 and previously amended as of February 12, February 14, June 10, 2002 and January 24, 2003 (“Agreement”), relating to certain real property in the Carroll Canyon area of San Diego, California as depicted on Exhibit A to the Agreement (“Land”). Initially capitalized terms not otherwise defined in this Amendment have the same meanings as in the Agreement, as previously amended. Pursuant to the Agreement, the parties have established Escrow No. 51943-PM with Stewart Title of California, Inc. as Escrow Holder.

B.                                     The Final Map has been recorded, and the parties wish to reflect that the legal description of the Land shall now be:

Lots 7, 8 and 9 of FENTON CARROLL CANYON, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 14555, filed in the Office of the County Recorder of San Diego County, March 10, 2003.

C.                                     The parties also wish to provide for a two-stage acquisition of the Land, with Buyer to close on Lots 7 and 8 of Map No. 14555 (“Recorded Final Map”) by May 29, 2003 (i.e., the current Latest Closing Date), and on Lot 9 of the Recorded Final Map by September 30, 2003.

THE PARTIES AGREE:

1.                                       Satisfaction of Special Conditions.  The parties acknowledge and agree that the special conditions of Paragraphs 6.1.1 through 6.1.6 of the Agreement have all been satisfied.

2.                                       Two-Stage Acquisition.  Instead of a single Closing as contemplated in Paragraph 8.1 of the Agreement, the Escrow shall close, and the Land shall be conveyed by Seller to Buyer, in two stages, as follows:

(a)                                  The first stage (“First Closing”) shall take place on or before May 29, 2003, without the need for further notice from Seller, and shall relate to that portion of the Land described as:

Lots 7 and 8 of FENTON CARROLL CANYON, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 14555, filed in the Office of the County Recorder of San Diego County, March 10, 2003

(“Lots 7 & 8”).  The portion of the Purchase Price applicable to Lots 7 & 8 shall be $19,076,167 (“Lots 7 & 8 Purchase Price”), or 67.77% of the total Purchase Price, and $677,700 of the Deposits shall be applicable to the Lots 7 & 8 Purchase Price. Except for the description of the real property conveyed (i.e., Lots 7 & 8 instead of all of the Land) and amount of the Purchase Price and applicable portion of the Deposits, the First Closing shall in all other respects be governed by Articles 4, 5, 8, 9 and 10 of the Agreement.

(b)                             The second stage (“Second Closing”) shall take place on or before September 30, 2003, upon not less than ten (10) business days prior written notice to Buyer and Escrow Holder (although if the Second Closing is to occur on September 30, 2003, no such additional notice shall be required), and shall relate to the remainder of the Land, i.e., that portion described as:

Lot 9 of FENTON CARROLL CANYON, in the City of San Diego, County of San Diego, State of California, according to Map thereof No. 14555, filed in the Office of the County Recorder of San Diego County, March 10, 2003

(“Lot 9”). The portion of the Purchase Price applicable to Lot 9 shall be $9,071,370 (“Lot 9 Purchase Price”), or 32.23% of the total Purchase Price, and $322,300 of the Deposits shall be retained in Escrow following the First Closing for application to the Lot 9 Purchase Price. Except for the description of the real property conveyed (i.e., Lot 9 instead of all of the Land) and amount of the Purchase Price and applicable portion of the Deposits, the Second Closing shall in all other respects be governed by Articles 4, 5, 8, 9 and 10 of the Agreement.

(c)                                  Paragraph 14.3 of the Agreement is amended and restated in its entirety to read as follows:

14.3                           Liquidated Damages. THE PARTIES AGREE THAT THE PURCHASE PRICE HAS BEEN DETERMINED NOT ONLY BY A CONSIDERATION OF THE VALUE OF THE LAND PER SE BUT ALSO BY A CONSIDERATION OF THE VALUE OF THE VARIOUS COVENANTS, CONDITIONS AND WARRANTIES OF THIS AGREEMENT AS THEY RELATE TO THE LAND. THE IMPLICATIONS OF SUCH VALUES, SOMETIMES MEASURABLE IN RELATION TO KNOWN EXTERNAL STANDARDS AND SOMETIMES DETERMINED ONLY BY SUBJECTIVE BUSINESS JUDGMENTS OF THE PARTIES, ARE ALL INTERRELATED AND AFFECTED BY THE PARTIES’ ULTIMATE AGREEMENT UPON THE PURCHASE PRICE. THE PARTIES HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH UPON THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY SELLER IN THE EVENT BUYER BREACHES THIS AGREEMENT. THE PARTIES HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES AND THEY HEREBY AGREE THAT, BY REASON OF THE AFORESAID CONSIDERATIONS, (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, (II) LIQUIDATED DAMAGES IN THE AMOUNT OF THE ESCROW OPENING DEPOSIT (AND, AFTER DELIVERY THEREOF, EACH OF THE ADDITIONAL DEPOSITS)ARE AND WILL BE REASONABLE IF BUYER FAILS TO CLOSE ON LOTS 7 & 8, (III) IN THE EVENT OF SUCH BREACH, SELLER SHALL RECEIVE THE ESCROW OPENING DEPOSIT AND (IF DELIVERED) THE ADDITIONAL DEPOSITS AS SUCH LIQUIDATED DAMAGES, (IV) IF BUYER FAILS TO CLOSE ON LOT 9 AFTER THE FIRST CLOSING, LIQUIDATED DAMAGES IN THE AMOUNT OF ALL REMAINING DEPOSITS NOT APPLIED TO THE LOTS 7 & 8 PURCHASE PRICE ARE AND WILL BE REASONABLE IF BUYER FAILS TO CLOSE ON LOT 9 AFTER THE FIRST CLOSING, AND (V) IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, SELLER SHALL BE DEEMED TO HAVE WAIVED ANY AND ALL CLAIMS AT LAW OR IN EQUITY, INCLUDING ANY CLAIM FOR DAMAGES OR FOR SPECIFIC PERFORMANCE, EXCEPT FOR: (A) CLAIMS

FOR INDEMNITY PURSUANT TO PARAGRAPH 11.2; (B)ACTIONS FOR THE RECOVERY OF THE DEPOSITS FROM ESCROW HOLDER AS LIQUIDATED DAMAGES OR FOR THE RETURN OF DOCUMENTS PURSUANT TO PARAGRAPH 14.2; (C) ACTIONS TO EXPUNGE A LIS PENDENS OR OTHERWISE TO CLEAR TITLE OF ANY LIEN WRONGFULLY FILED OR WRONGFULLY IMPOSED BY BUYER; AND (D) REASONABLE ATTORNEYS’ FEES AND COSTS INCURRED BY SELLER INCIDENT TO CLAUSES (A) THROUGH (C).

Seller’s Initials	Buyer’s Initials

3.                                       Additional Expenses Incurred by Buyer.

(a)                                  The parties acknowledge the possibility that the two-stage closing described in Paragraph 1 may cause Buyer to incur additional improvement costs in the course of Buyer’s Project - e.g., Buyer may have to enter into separate design and improvement contracts for Lot 9, with higher unit costs than would have been available had Buyer used a single contract covering design and development of all of the Land, or as a result of Buyer’s mobilizing for the development of Lots 7 & 8 following the First Closing and having to mobilize again for the development of Lot 9 following the Second Closing. Any such additional improvement costs that would not have been incurred by Buyer had there been a single Closing for all of the Land are referred to herein as “Additional Improvement Costs.”  Additional Improvement Costs shall be determined net of any savings that are actually realized by Buyer as a result of the two-stage closing.

(b)                                 The parties have agreed that the first $100,000 of any such Additional Improvement Costs shall be borne by Buyer at its sole expense (“Buyer’s Share”), and that Seller bear any excess above $100,000, according to the following procedure:

(i)                                     Within ninety (90) days after the earlier to occur of (i) completion of Buyer’s Project or (ii) twenty-four (24) months after the Second Closing, Buyer shall calculate and report to Seller the amount of any Additional Improvement Costs incurred by Buyer in excess of Buyer’s Share. The report shall be accompanied by reasonable supporting detail that documents why costs actually incurred were higher than would have been the case had there been a single Closing. Within thirty (30) days after receipt of Buyer’s report and accompanying supporting documentation, Seller shall either approve the determination or provide Buyer a detailed statement of Seller’s grounds for objection thereto.

(ii)                                  If Seller does agree with Buyer’s determination of the Additional Improvement Costs, Seller shall reimburse all Additional Improvement Costs in excess of Buyer’s Share within thirty (30) days thereafter.

(iii)                               If Seller does not agree with Buyer’s determination of the Additional Improvement Costs, the parties shall meet and confer to see if they are able to resolve the disagreement within thirty (30) days of Seller’s objection thereto. Thereafter, within ten (10) days after the written request of either party, each party shall appoint a qualified engineer who shall have not less than ten (10) years prior experience in land development practices and costs in the general vicinity of the Property similar in size and scope to Buyer’s Project. The two engineers so appointed shall within ten (10) days thereafter appoint a third qualified engineer (who shall be neutral), and the matter shall be finally decided within thirty (30) days after appointment of the third engineer by a majority vote of the three engineers. If one party fails to timely appoint an engineer, the matter shall be finally decided by the single engineer appointed by the other party. All costs and expenses incurred for the engineers shall be borne by the parties equally.

4.                                       Use of Lot 9 for Staging Area Following First Closing.  Following the First Closing, Buyer may, during the term of this Escrow following the First Closing, reasonably go upon Lot 9 for purposes of storing and staging construction materials and equipment, but not for any improvement or construction activities. Buyer shall hold Seller and Lot 9 harmless from any claim, cost, lien, action or judgment (including, without limitation, Seller’s attorneys’ fees and defense costs) incurred by Seller as a result of Buyer’s use of Lot 9 for this purpose, and for personal injury and property damage caused by Buyer or any of its employees, agents or independent contractors except to the extent arising from pre-existing conditions or the negligence or misconduct of Seller or its agents, employees or contractors. Before storing or staging any construction materials and equipment on Lot 9, Buyer shall secure and maintain, at Buyer’s sole cost, a commercial general liability and property damage insurance policy covering Buyer’s activities on the Land, with combined limits of $5,000,000 for personal injury or death, $5,000,000 for property damage, and $5,000,000 policy limit for aggregate operations on an occurrence basis, which shall name Seller as an additional insured. If this Agreement is terminated for any reason prior to the Second Closing, Buyer shall, as soon as practicable after such termination, at Buyer’s sole cost, remove its materials and equipment from Lot 9 and repair any physical damage resulting from its activities thereon and restore Lot 9 to substantially the same condition it was in prior to Buyer’s entry thereon.

5.                                       Other Matters of Agreement.

(a)                                  Brokerage Commission.  Seller shall indemnify, defend and hold Buyer harmless from claims made by the brokers identified in Section 12.8 of the Agreement to the extent arising from the bifurcation of the Closing.

(b)                                 Completion of Infrastructure Improvements.  For purposes of Seller’s obligations under Section 13.2.1 of the Agreement, the term “Close of Escrow” used therein shall be deemed to refer to the First Closing.

(c)                                  Counterparts.  This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one instrument.

(d)                                 Effect of Amendment.  Except to the extent modified hereby, all provisions of the Agreement as previously amended shall remain in full force and effect.

Seller:		Buyer:

H. G. FENTON COMPANY, a California corporation		BIOSITE INCORPORATED, a Delaware corporation

By:	/s/ Michael P. Neal	By:	/s/ Christopher J. Twomey
Its:	President and CEO	Its:	V.P., Finance and CFO

By:	/s/ Allen Jones	By:
Its:	Vice President	Its: